Exhibit 99.2

NEWS RELEASE

CONTACT:	James M. Gasior, President & CEO (330) 282-4111

Cortland Bancorp Declares Quarterly Cash Dividend of $0.11 Per Share

CORTLAND, Ohio – July 31, 2019 — Cortland Bancorp (NASDAQ: CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors approved a quarterly cash dividend of $0.11 per share. The dividend will be payable on September 3, 2019, to shareholders of record as of the close of business on August 13, 2019.

“In response to our solid second quarter earnings performance, we are pleased to be able to continue to pay a quarterly cash dividend to our valued shareholders,” said James Gasior, President and Chief Executive Officer. “Cash dividends along with our share price increase during the year, provide an attractive return to our shareholders.” At the recent stock price of $23.00 per share, the current dividend equates to a yield of 1.9% on an annualized basis.

Cortland Bancorp recently reported earnings of $1.3 million, or $0.30 per share, for the second quarter of 2019, versus $1.8 million, or $0.40 per share for the same period in 2018, after excluding a $1.5 million gain on life insurance proceeds. Year-to-date, earnings were $3.4 million or $.79 per share, versus $3.3 million, or $0.76 per share for the first six months of 2018, after excluding the insurance gain.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, Ashtabula, and Cuyahoga in the Northeast Ohio area and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.